Exhibit 11

                               THERMO VOLTEK CORP.

                        Computation of Earnings per Share


                                                       Three Months Ended
                                                   --------------------------
                                                    April 1,        April 2,
                                                         1995           1994
                                                   ----------     ----------

   Computation of Fully Diluted Earnings
     per Share:

   Income:
     Net income                                    $  415,000     $  198,000

     Add: Convertible debt interest,
          net of tax                                  299,000              -
                                                   ----------     ----------
     Income applicable to common stock
       assuming full dilution (a)                  $  714,000     $  198,000
                                                   ----------     ----------
   Shares:
     Weighted average shares outstanding            4,044,918      4,087,307

     Add: Shares issuable from assumed
          conversion of subordinated
          convertible obligations                   4,805,708              -

          Shares issuable from assumed
          exercise of options (as
          determined by the application
          of the treasury stock method)               116,044              -
                                                   ----------     ----------

     Weighted average shares outstanding,
       as adjusted (b)                              8,966,670      4,087,307
                                                   ----------     ----------

   Fully Diluted Earnings per Share (a) / (b)      $      .08     $      .05
                                                   ==========     ==========